Exhibit 5(a)
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                                                                  June 29, 2001

Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

RE:   1st Source Corporation
      Form S-8 Registration Statement
      1st Source Corporation Employees' Profit Sharing Plan and Trust

Ladies and Gentlemen:

Reference is made to the Registration Statement of 1st Source Corporation (the "Company") on Form S-8 (the "Registration Statement") relating to the Company's Employees' Profit Sharing Plan and Trust (the "Plan"), concurrently being filed with the Securities and Exchange Commission pursuant to which the Company's Common Stock, without par value per share (the "Shares"), will be offered under the Plan.

I, or members of my staff subject to my supervision, have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates of public officials, and other documents as I have deemed necessary or relevant as a basis for my opinion set forth herein.

On the basis of the foregoing, it is my opinion that the Shares when issued and delivered as contemplated by the Registration Statement and the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,


                                                /s/ John B. Griffith

                                                John B. Griffith